Exhibit 99.1

Amarantus Appoints Donald D. Huffman to Board of Directors

Mr. Huffman to Chair Audit Committee

San Francisco, CA and Geneva, SWITZERLAND – July 28, 2014 - Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today announced the appointment of Donald D. Huffman to the Company’s Board of Directors, where he will chair the newly-formed audit committee. Mr. Huffman brings over 20 years of biopharmaceutical industry experience in various financial and audit roles, with specific expertise in mergers & acquisitions.

“I am extremely pleased to be joining Amarantus at this juncture as the Company prepares for listing on a national exchange in the coming months,” said Mr. Huffman. “The Company has made substantial strides recently, positioning itself for significant growth, and I will work closely with the team to further these efforts. The set of assets assembled which span neurological, ophthalmological and metabolic indications is impressive, and being woven into a cohesive story around biological pathways. This is the future of how science, biology and medicine will interplay and I believe we are at the forefront. I am excited to begin my journey with Amarantus.”

Mr. Huffman currently serves as a Director of Dance Biopharm Inc., a diabetes company entering Phase 3 clinical development with an inhaled insulin program. Previously, Mr. Huffman served as the Chief Financial Officer of Wafergen Biosystems Inc., a publicly-held emerging genomic analysis company and was its Co-President from September 2011 to March 2012. Before that, Mr. Huffman served as the Chief Financial Officer of Asante Solutions, Inc., a medical device company with an approved wearable insulin pump. Mr. Huffman also served as Chief Financial Officer of Guava Technologies, Inc., a life science instrumentation company acquired by Millipore Corporation and then Merck & Co., Inc. Previous to that he served as Chief Financial Officer and principal of Sanderling Ventures, a biomedical venture capital firm. Mr. Huffman has also served as the Chief Financial Officer of three other public companies: Volcano Corporation (formerly known as EndoSonics Corporation), Microcide Pharmaceuticals, Inc., and Celtrix Pharmaceuticals, Inc., which was acquired by Insmed Incorporated in 2000. Mr. Huffman earned a B.S. degree in Mineral Economics from Pennsylvania State University and an M.B.A. from the State University of New York at Buffalo. He completed the Financial Management Program at the Stanford University Graduate School of Business.

“Don will bring tremendous experience, strategic thinking, and an extensive network of relationships to Amarantus,” said Gerald E. Commissiong, President & CEO of Amarantus. “It is clear that Don’s expertise in mergers & acquisitions, and spin-outs is robust, and will help us as we seek to maximize long-term shareholder value from our current set of assets, and contemplate new asset opportunities and structures. We are extremely pleased to welcome Don to the Amarantus team.”

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

CONTACTS

Amarantus Bioscience Holdings, Inc.:

Aimee Boutcher, Investor Relations

408.737.2734 x 101

ir@amarantus.com

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